SIFT MEDIA, INC.

SERIES SEED CONVERTIBLE
PREFERRED STOCK PURCHASE AGREEMENT

December 28, 2015

SIFT MEDIA, INC.
SERIES SEED CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT
This Series Seed Convertible Preferred Stock Purchase Agreement (the “Agreement”) is made and entered into as of December 28, 2015, by and among Sift Media, Inc., a Delaware corporation (the “Company”), each of those persons and entities, severally and not jointly, whose names are set forth on the Schedule of Purchasers attached hereto as Exhibit A (which persons and entities are hereinafter collectively referred to as “Financial Purchasers” and each individually as a “Financial Purchaser”), and Digital Turbine Media, Inc., a Delaware corporation (the “Licensor Purchaser”, and, together with the Financial Purchasers, the “Purchasers”).
RECITALS
A.    The Company has authorized the sale and issuance of an aggregate of (i) four million one hundred eighty-nine thousand (4,189,000) shares of its Series Seed Convertible Preferred Stock (the “Shares”) at the Closing (as defined below);
B.    Purchasers desire to acquire the Shares on the terms and conditions set forth herein; and
C.    The Company desires to issue the Shares to the Purchasers on the terms and conditions set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.AGREEMENT TO SELL AND PURCHASE.
1.1    Authorization of Shares. The Company has authorized (a) the sale and issuance to the Purchasers of the Shares and (b) the issuance of such shares of Common Stock to be issued upon conversion of the Shares (the “Conversion Shares”). The Shares and the Conversion Shares have the rights, preferences, privileges and restrictions set forth in the Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B (the “Restated Charter”).
1.2    Sale and Purchase to Financial Purchasers. Subject to the terms and conditions hereof, at the Closing (as hereinafter defined), the Company hereby agrees to issue and sell to each Financial Purchaser, severally and not jointly, and each Financial Purchaser agrees to purchase from the Company, severally and not jointly, the number of Shares set forth opposite such Financial Purchaser’s name under the “Shares Purchased” column on Exhibit A, at a purchase price of $1.00 per share.

1.3    Issuance to Licensor Purchaser. Subject to the terms and conditions hereof, and the terms and conditions of that certain Intellectual Property License Agreement in the form attached hereto as Exhibit M (the “License Agreement”), at the Closing, the Company hereby agrees to issue to the Licensor Purchaser, in a transaction intended to qualify as a tax-free exchange under Section 351 of the Code (and corresponding provisions of applicable state income tax laws), Nine Hundred Ninety-Nine Thousand (999,000) Shares at a deemed purchase price of $1.00 per Share as partial consideration for the grant of the license rights from the Licensor Purchaser to the Company under the License Agreement.
2.    CLOSING, DELIVERY AND PAYMENT.
2.1    Closing. The closing of the sale and purchase of the Shares under this Agreement (the “Closing”) shall take place on the date hereof, at the offices of Robinson Bradshaw & Hinson, P.A., 1450 Raleigh Road, Suite 100, Chapel Hill, NC 27517, or at such other time or place as the Company and the Purchasers may mutually agree. The date of the Closing is hereinafter referred to as the “Closing Date.”
2.2    Delivery. At the Closing, subject to the terms and conditions hereof, the Company will deliver to (i) each Financial Purchaser a certificate representing the number of Shares to be purchased at the Closing by such Financial Purchaser, against payment of the purchase price therefor by wire transfer of immediately available funds to the bank account set forth on Exhibit P, and (ii) the Licensor Purchaser a certificate representing the number of Shares to be issued at the Closing to such Licensor Purchaser against execution and delivery of the License Agreement.
3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
Except as set forth on a Schedule of Exceptions delivered by the Company to Purchasers at the Closing, the Company hereby represents and warrants to each Purchaser, effective immediately prior to the sale of the Shares on the Closing Date, which Closing shall occur simultaneously with the execution and delivery of (i) the License Agreement, (ii) that certain Publisher Agreement between the Company and the Licensor Purchaser in the form attached hereto as Exhibit N (the “Publisher Agreement”), and (iii) that certain Transition Services Agreement in the form attached hereto as Exhibit O (the “Services Agreement” and, together with the License Agreement and Publisher Agreement, the “Spinout Agreements”), the following:
3.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Investor Rights Agreement in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), the Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “Co-Sale Agreement”), the Voting Agreement in the form attached hereto as Exhibit E (the “Voting Agreement”), the Management Rights Letter in the forms attached hereto as Exhibit F, the Director Indemnification Agreements in the forms attached hereto as Exhibit G (collectively, the “Related Agreements”) and the Spinout Agreements, to issue and sell the Shares and the Conversion Shares, and to carry out

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the provisions of this Agreement, the Related Agreements, the Spinout Agreements and the Restated Charter and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the assets, conditions, affairs, results of operations or prospects of the Company, financially or otherwise.
3.2    Subsidiaries. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement. Since its inception, the Company has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in, any corporation, partnership, limited liability company, association, or other business entity.
3.3    Capitalization; Voting Rights.
(a)    The authorized capital stock of the Company, immediately prior to the Closing, consists of (i) Ten Million (10,000,000) shares of Common Stock, par value $0.001 per share, 5,561,000 shares of which are issued and outstanding, and (ii) Four Million One Hundred Eighty-Nine Thousand (4,189,000) shares of Preferred Stock, par value $0.001 per share, Four Million One Hundred Eighty-Nine Thousand (4,189,000) of which are designated Series Seed Convertible Preferred Stock, none of which are issued and outstanding.
(b)    Immediately prior to the Closing, under the Company’s 2015 Equity Incentive Plan (the “Plan”), (i) 250,000 shares have been issued pursuant to restricted stock award agreements (which are included in Section 3.3(a)(i) above), (ii) no options to purchase shares of Common Stock have been granted and are currently outstanding, and (iii) 250,000 shares of Common Stock remain available for future issuance to officers, directors, employees and consultants of the Company. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth on Exhibit H hereto. Exhibit H sets forth all: (i) issued stock options, including vesting schedule and exercise price; (ii) stock options not yet issued but reserved for issuance; and (iii) warrant or stock purchase rights, if any. Assuming Four Million One Hundred Eighty-Nine Thousand (4,189,000) Shares reserved for issuance at the Closing are sold at the Closing, immediately following the Closing the shares of Common Stock which remain available for future issuance under the Plan equal 2.5% of the post-Closing capitalization of the Company on a fully-diluted basis. The Company’s post-Closing capitalization is set forth on the post-Closing capitalization table attached hereto as Exhibit H.
(c)    Other than as set forth on Exhibit H, and except as may be granted pursuant to this Agreement and the Related Agreements, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities. All such preemptive rights have been properly waived or complied with regarding

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all prior issuances of capital stock and with respect to the issuance of the Shares and Conversion Shares.
(d)    All issued and outstanding shares of the Company’s Common Stock (i) have been duly authorized and validly issued to the persons and entities listed on Exhibit H and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities; and (iii) upon execution of the Co-Sale Agreement, will be subject to a right of first refusal in favor of the Company upon transfer.
(e)    The rights, preferences, privileges and restrictions of the Shares and the Conversion Shares are as stated in the Restated Charter. Each series of Preferred Stock is convertible into Common Stock on a one-for-one basis as of the date hereof. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any outstanding shares of capital stock of the Company or any securities convertible thereto. The Shares and Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and the Restated Charter, the Shares and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances other than (i) liens and encumbrances created by or imposed upon the Purchasers and (ii) any right of first refusal set forth in the Company’s Bylaws and/or the Related Agreements; provided, however, that the Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.
(f)    All options granted and Common Stock issued vest as disclosed on Schedule 3.3(f) of the Schedule of Exceptions. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.
(g)    All outstanding shares of Common Stock, and all shares of Common Stock issuable upon the exercise or conversion of outstanding options, warrants or other exercisable or convertible securities are subject to a market standoff or “lockup” agreement of not less than 180 days following the Company’s initial public offering.
3.4    Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement, the Related Agreements and the Spinout Agreements, the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, sale, issuance and delivery of the Shares pursuant hereto and the Conversion Shares pursuant to the Restated Charter has been taken. The Agreement, the Related Agreements and Spinout Agreements, when executed and delivered, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) general principles

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of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions in this Agreement, the Related Agreements and the Spinout Agreements may be limited by applicable laws. The sale of the Shares and the subsequent conversion of the Shares into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.
3.5    Financial Projections. The Company has delivered to each Purchaser a pro forma statement of income and cash flows (the “Financial Projections”). The Financial Projections reflect the Company’s plans and intentions as of the date of the Closing. These plans and intentions are based on certain assumptions and expectations concerning future events over which the Company has little or no control and are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from the Financial Projections. Accordingly, Purchaser should not rely on the Financial Projections and the Company cannot guarantee that it will achieve the revenues, gross margins, profits or cash flow predicted by the Financial Projections.
3.6    Liabilities. The Company has no material liabilities and, to its knowledge, no material contingent liabilities, except current liabilities incurred in the ordinary course of business which have not been, either in any individual case or in the aggregate, materially adverse. To the Company’s knowledge, since the Company’s inception, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.
3.7    Agreements; Action.
(a)    Except for agreements explicitly contemplated hereby, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, employees, affiliates or any affiliate thereof or Mr. Bowman.
(b)    There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or to its knowledge by which it is bound which may involve (i) future obligations (contingent or otherwise) of, or payments to, the Company in excess of $10,000 (other than trade payables incurred in the ordinary course of business), or (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses by the Company of “off the shelf” or other standard products), or (iii) provisions restricting the development, manufacture or distribution of the Company’s products or services, or (iv) indemnification by the Company with respect to infringement of proprietary rights.
(c)    The Company has not (i) accrued, declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred or guaranteed any indebtedness for money borrowed or any other liabilities (other than trade payables incurred in the ordinary course of business) individually in excess of $10,000 or, in the case of indebtedness and/or liabilities individually less than $10,000, in excess of $25,000 in the aggregate, (iii)  made any loans or advances to any person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

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(d)    For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
3.8    Obligations to Related Parties. There are no obligations of the Company to officers, directors, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including restricted stock and stock option agreements outstanding under the Plan). None of the officers, directors or, to the best of the Company’s knowledge, key employees or stockholders of the Company or any members of their immediate families, is indebted to the Company or has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than (i) passive investments in publicly traded companies (representing less than 1% of such company) which may compete with the Company, (ii) investments by venture capital funds with which directors of the Company may be affiliated (and service as a board member in connection therewith) and (iii) Jud Bowman has a material investment in the parent of Licensor, which in turn will have a material investment in, and business relationship with, the Company. No officer, director, stockholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company (other than those contracts listed in any section of the Schedule of Exceptions which relate to any such person’s employment with, or ownership of capital stock or other securities of the Company, other than Jud Bowman as described in this Section 3.8).
3.9    Title to Properties and Assets; Liens, Etc. Other than (i) cash on hand of less than $65,000 and (ii) the letter of intent with the Licensor Purchaser dated July 27, 2015, as amended, (the “LOI”) covering the transaction contemplated by the License Agreement, Publisher Agreement and Services Agreement, the Company has no assets or leasehold estates.
3.10    Intellectual Property.
(a)    Other than as contemplated under the LOI, the Company does not own or possess any rights in any intellectual property. The Company is not bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products.
(b)    The Company has not received any communications alleging that the Company has violated or, by conducting its business as presently conducted or proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity, nor is the Company aware of any basis therefor.

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(c)    None of the Company’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company or that would conflict with the Company’s business as presently conducted or proposed to be conducted. Each former and current employee, officer and consultant of the Company has executed a proprietary information and inventions agreement in the form of Exhibit I. No former and current employee, officer or consultant of the Company has (i) excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee’s, officer’s or consultant’s proprietary information and inventions agreement or (ii) failed to affirmatively indicate in such proprietary information and inventions agreement that no such works or inventions made prior to his or her employment with the Company exist. The Company does not intend to utilize any inventions, trade secrets or proprietary information of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company and which are disclosed in the Schedule of Exceptions hereto.
(d)    The Company is not subject to any “open source” or “copyleft” obligations or otherwise required to make any public disclosure or general availability of source code either used or developed by the Company.
(e)    No Public Software (as defined below) forms part of any product developed or distributed by the Company (“Company Product”) or services provided by the Company (“Company Service”) and no Public Software was or is used in connection with the development of any Company Product or Company Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any Company Product or Company Service. No Public Software is used by the Company to run its operations. As used in this Section 3.11(e), “Public Software” means any software that is, contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org on the Closing Date) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software. Public Software includes without limitation, software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the SugarCRM Public License; (vi) BSD License; or (vii) the Apache License. Schedule 3.11(e) lists all software which does not comply with this representation and includes the name and version of the software, the license under which it was obtained and the use of such software by the Company.
3.11    Compliance with Other Instruments. The Company is not in violation or default of any term of its Certificate of Incorporation or Bylaws, each as amended, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or by which it is bound or of any judgment, decree, order or writ, or to its knowledge, of any

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provision of any federal or state statute, rule or regulation applicable to the Company in each case other than any such violation that would not have a material adverse effect on the Company. The execution, delivery, and performance of and compliance with this Agreement, the Related Agreements and the Spinout Agreements, and the issuance and sale of the Shares pursuant hereto and of the Conversion Shares pursuant to the Restated Charter or the consummation of the transactions contemplated pursuant to the Related Agreements and Spinout Agreements, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a material default under any such term or provision, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. To its knowledge, the Company has avoided every condition, and has not performed any act, the occurrence of which would reasonably be expected to result in the Company’s loss of any material right granted under any license, distribution agreement or other agreement required to be disclosed on the Schedule of Exceptions.
3.12    Litigation. There is no action, suit, proceeding or investigation pending or, to the Company’s knowledge, currently threatened against the Company that questions the validity of this Agreement, the Related Agreements or the Spinout Agreements or the right of the Company to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, financially or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened, or any basis therefor known by the Company, involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements (including, without limitation, non-competition or non-solicitation agreements) with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate.
3.13    Tax Returns and Payments. The Company is and always has been a subchapter C corporation. The Company has timely filed all tax returns (federal, state and local) required to be filed by it. All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s knowledge all other taxes due and payable by the Company on or before the Closing, have been paid or will be paid prior to the time they become delinquent. The Company has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, or (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes. The Company has no knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for. To the Company’s knowledge, the Company has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required

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to be withheld or collected there from, and has paid the same to the proper tax receiving officers or authorized depositories.
3.14    Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment contract, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer, employee or group of employees intends to terminate his, her or their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of employees. There are no actions pending, or to the Company’s knowledge, threatened, by any former or current employee concerning such person’s employment by the Company.
3.15    Obligations of Management. Upon the execution and delivery of the License Agreement, Publisher Agreement and Services Agreement, (i) each officer and key employee of the Company will devote substantially all of his or her business time to the conduct of the business of the Company, and (ii) to the Company’s knowledge, no officer or key employee of the Company plans to work less than full time at the Company in the future (provided, however, notwithstanding clauses (i) and (ii), Jud Bowman shall remain entitled to fulfill his duties as a director of the parent of Licensor). No officer or key employee is currently working for or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise (provided, however, Jud Bowman shall remain entitled to fulfill his duties as a director of the parent of Licensor).
3.16    Registration Rights and Voting Rights. Except as required pursuant to the Investor Rights Agreement, the Company is presently not under any obligation, and has not granted any rights, to register under the Securities Act of 1933 (the “Securities Act”), any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities of the Company.
3.17    Compliance with Laws; Permits. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the

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ownership of its properties which violation would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company. No U.S. governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement or the issuance of the Shares or the Conversion Shares, except such as have been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would reasonably be expected to materially and adversely affect the business, properties, prospects or financial condition of the Company and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business presently conducted or as planned to be conducted.
3.18    Environmental and Safety Laws. To its knowledge, the Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company’s knowledge after reasonable investigation, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, “Hazardous Materials” shall mean (a) materials which are listed or otherwise defined as “hazardous” or “toxic” under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.
3.19    Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 5.2, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, and will be registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act or any state securities laws.
3.20    Qualified Small Business. The Company represents and warrants to the Purchasers that, to its knowledge, the Company is a “qualified small business” within the meaning of Section 1202(d) of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date hereof and the Shares should qualify as “qualified small business stock” as defined in Section 1202(c) of the Code as of the date hereof. The Company further represents and warrants that, as of the date hereof, it meets the “active business requirement” of Section 1202(e) of the Code, and it has made no “significant redemptions” within the meaning of Section 1202(c)(3)(B) of the Code.

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3.21    Minute Books. The minute books of the Company made available to the Purchasers contain a complete summary of all meetings of directors and stockholders of the Company since the time of incorporation (including the incorporation of any predecessor entities).
3.22    Section 83(b) Elections. To the Company’s knowledge, all elections and notices permitted by Section 83(b) of the Code and any analogous provisions of applicable state tax laws have been timely filed by all employees who have purchased shares of the Company’s common stock under agreements that provide for the vesting of such shares.
3.23    Real Property Holding Corporation. The Company is not a real property holding corporation within the meaning of Code Section 897(c)(2) and any regulations promulgated thereunder.
3.24    Insurance. The Company has, or will obtain promptly following the Closing, general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company. The Company has, or intends to obtain within sixty (60) days following the Closing, director and officer’s insurance in the amount of $3,000,000 per occurrence, including a rider containing employment practice liability insurance with coverage limits of at least $1,000,000 per occurrence. The Company has, or intends to obtain within sixty (60) days following the Closing, key person life insurance policies in the amount of $1,000,000 on the life of Mr. Bowman, naming the Company as beneficiary.
3.25    Executive Officers. No executive officer or person nominated to become an executive officer of the Company (i) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding minor traffic violations) or (ii) is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the Securities and Exchange Commission or any self-regulatory organization.
3.26    Use of Proceeds. The Company shall use the proceeds from the sale of the Shares to pay the cash portion of the license fee under the License Agreement, the fees that may be due under the Services Agreement, for working capital and general corporate purposes approved by the Board (including the Series Seed Designee and Licensor Designee (as defined in the Voting Agreement)) and pursuant to the Operating Budget attached hereto as Exhibit J.
3.27    Agreements with Licensor Purchaser. Except for the purchase and sale of the Shares at the Closing, all of the conditions precedent to the consummation of the transactions contemplated in the License Agreement have been satisfied in full and not waived. Except for the payment of the cash and stock components of the license fee by the Company pursuant to the License Agreement, as of the Closing, each of the items to be delivered by the respective parties pursuant to the License Agreement, respectively, are in final form and are fully-executed and, upon delivery of such items and the payment of the purchase price by the Company in accordance with the License Agreement, the Company shall acquire the rights, titles and interests specified in the License Agreement. To the Company’s knowledge, the rights being licensed by the Company pursuant to the License Agreement include all of the rights that are necessary for the Company to operate its business as presently proposed to be conducted and the documented version of the source code

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being delivered to the Company at Closing will be adequate for the Company to operate its business as presently proposed to be conducted.
3.28    Full Disclosure. The Company has provided Purchasers with all information requested in writing by the Purchasers in connection with their decision to purchase the Shares. Neither this Agreement, the exhibits hereto, the Related Agreements nor any certificate or other document delivered by the Company to the Purchasers or their attorneys or agents in connection herewith or therewith at closing or with the transactions contemplated hereby or thereby, contain any untrue statement of a material fact nor, omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made. There are no facts which (individually or in the aggregate) materially adversely affect the business, assets, liabilities, financial condition, prospects or operations of the Company that have not been set forth in the Agreement, the exhibits hereto, the Related Agreements or in other documents delivered to Purchasers or their attorneys or agents in connection herewith.
4.    INTENTIONALLY OMITTED.
5.    REPRESENTATIONS AND WARRANTIES OF PURCHASERS.
Each Purchaser hereby represents and warrants to the Company, as of the applicable Closing, severally and not jointly, as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):
5.1    Requisite Power and Authority. Purchaser has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to carry out their provisions. All action on Purchaser’s part required for the lawful execution and delivery of this Agreement and the Related Agreements has been taken. Upon their execution and delivery, this Agreement and the Related Agreements will be valid and binding obligations of Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, (b) as limited by general principles of equity that restrict the availability of equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions of this Agreement and of the Investor Rights Agreement may be limited by applicable laws.
5.2    Investment Representations. Purchaser understands that neither the Shares nor the Conversion Shares have been registered under the Securities Act. Purchaser also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Purchaser’s representations contained in the Agreement. Purchaser hereby represents and warrants as follows:
(a)    Purchaser Bears Economic Risk. Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Purchaser must bear the economic risk of this investment indefinitely unless the Shares (or the Conversion Shares) are registered pursuant to the Securities Act, or an exemption from registration is available. Purchaser understands

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that the Company has no present intention of registering the Shares, the Conversion Shares or any shares of its Common Stock. Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Purchaser to transfer all or any portion of the Shares or the Conversion Shares under the circumstances, in the amounts or at the times Purchaser might propose.
(b)    Acquisition for Own Account. Purchaser is acquiring the Shares and the Conversion Shares for Purchaser’s own account for investment only, and not with a view towards their distribution.
(c)    Purchaser Can Protect Its Interest. Purchaser represents that by reason of its, or of its management’s, business or financial experience, Purchaser has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement, and the Related Agreements. Further, Purchaser is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.
(d)    Accredited Investor. Purchaser represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.
(e)    Company Information. Purchaser has received and reviewed the License Agreement, Publisher Agreement and Services Agreement, and has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.
(f)    Rule 144. Purchaser acknowledges and agrees that the Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.
(g)    Residence. If Purchaser is an individual, then Purchaser resides in the state or province identified in the address of Purchaser set forth on Exhibit A; if Purchaser is a partnership, corporation, limited liability company or other entity, then the office or offices of Purchaser in which its investment decision was made is located at the address or addresses of Purchaser set forth on Exhibit A.
5.3    Transfer Restrictions. Each Purchaser acknowledges and agrees that the Shares and, if issued, the Conversion Shares are subject to restrictions on transfer as set forth in the Related Agreements and as provided in federal and state securities laws.

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6.    CONDITIONS TO CLOSING. Purchasers’ obligations to purchase the Shares at the Closing are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

6.1
Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing.

6.2
Legal Investment. On the Closing Date, the sale and issuance of the Shares and the proposed issuance of the Conversion Shares shall be legally permitted by all laws and regulations to which the Company is subject.

6.3
Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement and the Related Agreements (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, and except for such as may be properly obtained subsequent to the Closing).

6.4	Filing of Restated Charter. The Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing Date.

6.5	Corporate Documents. The Company shall have delivered to Purchasers or their counsel, copies of all corporate documents of the Company as Purchasers shall reasonably request.

6.6	Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Shares shall have been duly authorized and reserved for issuance upon such conversion.

6.7
Compliance Certificate. The Company shall have delivered to the Purchasers a Compliance Certificate, executed by the Chief Executive Officer or President of the Company, dated the Closing Date, to the effect that the conditions specified in subsections 6.1- 6.6 of this Section 6 have been satisfied.

6.8
Secretary’s Certificate. Purchasers shall have received from the Company’s Secretary a certificate having attached thereto (i) the Company’s Certificate of Incorporation as in effect at the time of the Closing Date, (ii) the Company’s Bylaws as in effect at the time of the Closing Date, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby, (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Restated Charter, (v) good standing certificates (including tax good standing) with respect to

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the Company from the applicable authority(ies) in Delaware, dated no more than seven (7) days prior to the Closing, and (vi) good standing certificates with respect to the Company from the applicable authority(ies) in any other jurisdiction in which the Company is qualified to do business, dated no earlier than seven (7) days prior to the Closing.

6.9	Investor Rights Agreement. The Investor Rights Agreement substantially in the form attached hereto as Exhibit C shall have been executed and delivered by the parties thereto.

6.10
Co-Sale Agreement. The Co-Sale Agreement substantially in the form attached hereto as Exhibit D shall have been executed and delivered by the parties thereto. The stock certificates representing the outstanding shares subject to the Co-Sale Agreement shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Co-Sale Agreement.

6.11
Voting Agreement. The Voting Agreement substantially in the form attached hereto as Exhibit E shall have been executed and delivered by the parties thereto. The stock certificates representing the outstanding shares subject to the Voting Agreement shall have had appropriate legends placed upon them to reflect the restrictions on transfer set forth in the Voting Agreement.

6.12
Board of Directors. Upon the Closing, the authorized size of the Board of Directors of the Company shall be five (5) members and the Board shall consist of Mr. Bowman, Steve Nelson, [Bill Stone], Slawek Pruchnik and Robert Long.

6.13	Legal Opinion. Purchasers shall have received from legal counsel to the Company an opinion addressed to them, dated as of the Closing, in substantially the form attached hereto as Exhibit K.

6.14	Employment Agreement. The Employment Agreement substantially in the form attached hereto as Exhibit L shall have been executed and delivered by the parties thereto.

6.15
Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchasers and their special counsel, and the Purchasers and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

6.16
Proprietary Information and Inventions Agreement. The Company and each of its employees shall have entered into the Company’s standard form of Proprietary Information and Inventions Agreement, in substantially the form attached hereto as Exhibit I or in other form reasonably acceptable to Purchasers.

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6.17	Management Rights Letter. A Management Rights letter substantially in the form attached hereto as Exhibit F shall have been executed by the Company and delivered to Wakefield.

6.18
Director Indemnification Agreement. A Director Indemnification Agreement in the form attached hereto as Exhibit G shall have been executed by the Company and delivered to each of the Company’s directors.

6.19	Operating Budget. The Company shall have adopted a twelve (12) month operating budget and use of proceeds in the form attached hereto as Exhibit J.

6.20
Agreements with Licensor Purchaser. Except for the purchase and sale of the Shares at the Closing, all of the conditions precedent to the consummation of the transactions contemplated in the License Agreement shall have been satisfied in full and not waived. Except for the payment of the cash and stock components of the license fee by the Company pursuant to the License Agreement, as of the Closing, each of the items to be delivered by the respective parties pursuant to the License Agreement, respectively, shall be in final form and shall have been fully-executed by the appropriate parties thereto.

6.21
Fees of Purchaser’s Counsel and Consultants. The Company shall have paid, in accordance with Section 7.10, the fees, expenses and disbursements of counsel and consultants to the Purchasers invoiced at the Closing.

7.    MISCELLANEOUS.
7.1    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware. THE PARTIES TO THIS AGREEMENT HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.
7.2    Indemnification.
(a)    The Company agrees to indemnify, defend and hold harmless each of the Purchasers, each of its affiliates and the respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons of each Purchaser and each of its affiliates (each, a “Purchaser Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages or liabilities (including, without limitation, any claim by a third party), damages, reasonable expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Purchaser Indemnified Party in any action between the Company and the Purchaser Indemnified Party or between the Purchaser Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Purchaser Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the Company in this

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Agreement or any Related Agreements. In connection with a bona fide obligation of the Company to indemnify for expenses as set forth above, the Company shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Purchaser Indemnified Party for all such reasonable expenses (including reasonable fees, disbursement and other charges of counsel incurred by the Company in any action between the Company and the Purchaser Indemnified Party or between the Purchaser Indemnified Party and any third party; provided, however, that the Company may, at its option, elect to assume the defense of a third party claim, including the employment of counsel reasonably acceptable to the Purchaser Indemnified Party and the payment of all fees and expenses of such counsel, in which event the Company shall not be obligated to reimburse the Purchaser Indemnified Party for expenses related to such third party claim except to the extent that counsel for the Purchaser Indemnified Party reasonably determines that a conflict may exist in connection with such assumption of defense, in which case the Purchaser Indemnified Party may engage its own counsel at the expense of the Company). Any reimbursement in connection with the foregoing shall occur as such expenses are incurred by such Purchaser Indemnified Party; provided, however, that if a Purchaser Indemnified Party is reimbursed under this Section 7.2 for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Purchaser Indemnified Party is not entitled under this Agreement to indemnification with respect to the action giving rise to such expenses. Notwithstanding anything to the contrary contained herein, (i) the indemnification liability of the Company with respect to all Purchaser Losses by any Purchaser Indemnified Party (other than those related to a third-party claim against a Purchaser Indemnified Party for which indemnification would be available hereunder) shall not exceed in any event the aggregate dollar amount invested by the respective Purchaser Indemnified Party in the Company pursuant to this Agreement and (ii) no Purchaser Indemnified Parties shall be entitled to indemnification for or against any Purchaser Losses pursuant to this Section 7.2(a) to the extent that such Purchaser Losses arise out of or are based on the willful misconduct or gross negligence by such Purchaser Indemnified Party or its affiliates, officers, directors, agents, employees, subsidiaries, partners, members and controlling persons.
(b)    Each Purchaser agrees to indemnify, defend and hold harmless the Company, each of its affiliates and the respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons of the Company and each of its affiliates (each, a “Company Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages or liabilities (including, without limitation, any claim by a third party), damages, reasonable expenses (including reasonable fees, disbursements and other charges of counsel incurred by the Purchaser Indemnified Party in any action between the Company and the Purchaser Indemnified Party or between the Purchaser Indemnified Party and any third party or otherwise) or other liabilities (collectively, “Company Losses”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement by the such Purchaser in this Agreement or any Related Agreements. In connection with a bona fide obligation of the Purchasers to indemnify for expenses as set forth above, each Purchaser shall, upon presentation of appropriate invoices containing reasonable detail, reimburse the Company Indemnified Party for all such reasonable expenses (including reasonable fees, disbursement and other charges of counsel incurred by the Company in any action between the Purchaser and the Company Indemnified Party or between the Company Indemnified Party and any third party; provided, however, that the Purchaser may, at its option, elect to assume the defense of a third party claim, including the employment of counsel

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reasonably acceptable to the Company Indemnified Party and the payment of all fees and expenses of such counsel, in which event the Purchaser shall not be obligated to reimburse the Company Indemnified Party for expenses related to such third party claim except to the extent that counsel for the Company Indemnified Party reasonably determines that a conflict may exist in connection with such assumption of defense, in which case the Company Indemnified Party may engage its own counsel at the expense of the Purchaser). Any reimbursement in connection with the foregoing shall occur as such expenses are incurred by such Company Indemnified Party; provided, however, that if a Company Indemnified Party is reimbursed under this Section 7.2 for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Company Indemnified Party is not entitled under this Agreement to indemnification with respect to the action giving rise to such expenses. Notwithstanding anything to the contrary contained herein, (i) the indemnification liability of each Purchaser with respect to all Company Losses by any Company Indemnified Party (other than those related to a third-party claim against a Company Indemnified Party for which indemnification would be available hereunder) shall not exceed the gross purchase price of the Shares acquired by such Purchaser and (ii) no Company Indemnified Party shall be entitled to indemnification for or against any Company Losses pursuant to this Section 7.2(b) to the extent that such Company Losses arise out of or are based on the willful misconduct or gross negligence by such Company Indemnified Party.
(c)    Nothing contained in this Section 7.2 shall limit in any manner any remedy at law or in equity to which a Purchaser Indemnified Party shall be entitled against the Company including, without limitation, as a result of fraud or intentional misrepresentation by the Company or any of their representatives or agents. Any indemnification payment made by the Company to a Purchaser pursuant to this Section 7.2 shall be treated for federal, state and local tax purposes as an adjustment to the price paid by such Purchaser for the Shares. Further, nothing contained in this Section 7.2 shall limit in any manner any remedy at law or in equity to which a Company Indemnified Party shall be entitled against a Purchaser including, without limitation, as a result of fraud or intentional misrepresentation by a Purchaser or any of their representatives or agents.
7.3    Survival. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.
7.4    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, permitted assigns, heirs, executors and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such Shares in its records as the absolute owner and holder of such Shares for all purposes.

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7.5    Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable for or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of the Agreement and the Related Agreements.
7.6    Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
7.7    Amendment and Waiver.
(a)    This Agreement may be amended or modified upon the written consent of the Company (which, for this purpose, shall be determined by a majority of the Board of Directors excluding any directors elected or appointed by the holders of the Series Seed Preferred Stock) and the holders of at least a majority of the then outstanding Shares (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public); provided, however, no amendment affecting limitations on Licensor’s liability related to the Spinout Agreements may be effected without the Licensor’s express written consent.
(b)    The obligations of the Company and the rights of the holders of the Shares and the Conversion Shares under this Agreement may be waived with the written consent of the holders of at least a majority of the then outstanding Shares (treated as if converted and including any Conversion Shares into which the then outstanding Shares have been converted that have not been sold to the public). The obligations of the Purchasers and the rights of the Company under this Agreement may be waived with the written consent of the Company (which, for this purpose, shall be determined by a majority of the Board of Directors excluding any directors elected or appointed by the holders of the Series Seed Preferred Stock).
7.8    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

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7.9    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address as set forth on the signature page hereof and to Purchaser at the address set forth on Exhibit A attached hereto or at such other address or electronic mail address as the Company or Purchaser may designate by ten (10) days advance written notice to the other parties hereto.
7.10    Expenses. Each party shall, at the Closing, pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement; provided, however, that the Company shall reimburse the reasonable fees and expenses of one special counsel to Wakefield, Robinson Bradshaw & Hinson, P.A. (“RBH”), incurred in connection with the purchase of the Shares. The Company shall also pay the reasonable fees and expenses of one or more special counsel to Wakefield after the Closing that arise from Wakefield’s investment in the Company, including reasonable fees and expenses related to the review of documents, notices delivered to Wakefield or consents, waivers, or amendments of investor rights. The total reimbursable fees and expenses of Wakefield pursuant to this Section 7.10 shall not exceed $30,000 in the aggregate without prior approval of the Company (which, for this purpose, shall be determined by a majority of the Board of Directors excluding any directors elected or appointed by the holders of the Series Seed Preferred Stock). The Company promptly will reimburse Wakefield for any such fees and expenses upon request on or after Closing. Wakefield may, in its sole discretion, elect to deduct from the aggregate purchase price payable by them as set forth on Exhibit A the estimated amount of such fees and expenses for the period up to and including the Closing not to exceed $30,000 in the aggregate, and, notwithstanding any such deduction, Wakefield will be deemed to have delivered payment in full of the aggregate purchase price payable by it/them as set forth on Exhibit A and will receive fully paid and nonassessable shares of Series Seed Convertible Preferred Stock from the Company.
7.11    Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
7.12    Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
7.13    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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7.14    Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.14 being untrue.
7.15    Exculpation Among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Shares and Conversion Shares.
7.16    Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.
7.17    Consent to Joint Representation; Waiver of Conflict of Interest.
(a)    Robinson, Bradshaw & Hinson, P.A. (“RBH”) has represented only Wakefield and L. Steven Nelson (the "Lead Purchasers”) in connection with the negotiation of this Agreement and the Related Agreements (the “Financing”). Each Lead Purchaser hereby (i) acknowledges that it has had an opportunity to ask for and has obtained information relevant to such joint representation, including disclosure of the reasonably foreseeable adverse consequences of such joint representation, (ii) approves and gives its informed consent to RBH’s joint representation of the Lead Purchasers in the Financing, (iii) waives any and all existing and potential conflicts of interest associated with such joint representation, (iv) acknowledges that any communication made between RBH and such Lead Purchaser in the course of this joint representation is not protected by the attorney-client privilege with respect to the other Lead Purchaser, (v) represents that it has a level of knowledge and sophistication (either alone or with the assistance of separate legal counsel) necessary to provide its informed consent and waiver as contemplated hereby, without additional guidance or information from RBH, (vi) waives any right to disqualify RBH from representing the other Lead Purchaser in the Financing, (vii) acknowledges that it has been afforded the opportunity to engage and seek the advice of separate legal counsel before providing such informed consent and waiver, and (viii) acknowledges that other events may occur in the future that require RBH to withdraw from further representation of either Lead Purchaser.
(b)    Notwithstanding any existing or prior attorney-client relationship with RBH, each Purchaser, other than the Lead Purchasers, hereby (i) acknowledges that RBH does not represent and is not providing lead advice to such Purchaser in connection with the Financing, (ii) approves and gives its informed consent to RBH’s joint representation of the Lead Investors in the Financing, (ii) waives any and all existing and potential conflicts of interest associated with such joint representation, (iii) represents that it has a level of knowledge and sophistication (either alone or with the assistance of separate legal counsel) necessary to provide its informed consent

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and waiver as contemplated hereby, without additional guidance or information from RBH, and (iv) acknowledges that it has been afforded the opportunity to engage and seek the advice of separate legal counsel before providing such informed consent and waiver.
7.18    No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or prior to the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in it sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.
7.19    No Cross Defaults or Actions Against Licensor. Each Financial Purchaser agrees for the benefit of Licensor that (i) Licensor, its parent companies and affiliates (“Licensor Parties”) have not made any guarantees or other promises to financially support the Company or to provide any other support or promises to the Company, except only as set forth in the Spinout Agreements and for the obligations by Licensor under this Agreement, (ii) such Financial Purchaser is not a third party beneficiary under the Spinout Agreements, (iii) the Licensor Parties are not in any way responsible for the Company’s success or lack thereof or the accuracy or inaccuracy of its representations or performance or non-performance of its agreements hereunder or under the Related Agreements, (iv) such Financial Purchaser has not received and is not relying on any assurances or representations by or on behalf of the Licensor Parties and (v) such Financial Purchaser hereby fully and unconditionally releases, waives and promises not to sue Licensor Parties for any matter, claim, liability or damage now existing or hereafter arising under or in connection with the Spinout Agreements, the transactions contemplated thereby or this Agreement or the Licensor Parties’ alleged or actual actions or omissions thereunder or hereunder. The Company and each Financial Purchaser agrees that a breach by Licensor under any Spinout Agreement is not and shall not be deemed a breach hereunder or under any Related Agreement.
7.20    Principles of Construction. In this Agreement, the Investor Rights Agreement, the Co-Sale and the Voting Agreement and all Schedules thereto, unless otherwise expressly indicated or required by the context:
(a)    reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

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(b)    reference to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time;
(c)    the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; and
(d)    the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or Schedules shall refer to this Agreement and its Schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have executed the SERIES SEED CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.
THE COMPANY:
SIFT MEDIA, INC.

By:    /s/ Judson S. Bowman
Judson S. Bowman, President and Chief Executive Officer

Address:	621 Sugarberry Road,
Chapel Hill, NC 27514

LICENSOR:
DIGITAL TURBINE MEDIA, INC.
By: /s/ William G. Stone III
Print Name:     William G. Stone III
Title:         CEO

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List Of Exhibits
Schedule of Purchasers    Exhibit A
Amended and Restated Certificate of Incorporation    Exhibit B
Investor Rights Agreement    Exhibit C
Right of First Refusal and Co-Sale Agreement    Exhibit D
Voting Agreement    Exhibit E
Management Rights Letter    Exhibit F
Director Indemnification Agreements    Exhibit G
Capitalization Table    Exhibit H
Proprietary Information and Inventions Agreement    Exhibit I

Operating Budget    Exhibit J
Form of Legal Opinion     Exhibit K
Employment Agreement    Exhibit L
Intellectual Property License Agreement    Exhibit M
Publisher Agreement    Exhibit N
Services Agreement    Exhibit O
Wire Transfer Instructions    Exhibit P

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